Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	August 5, 2014

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Second-Quarter Financial Results, Increases Annual Distributable Cash Flow Guidance to $840 Million for 2014

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $146.3 million for second quarter 2014 compared to $153.6 million for second quarter 2013. The 2014 results include a $9.4 million non-cash impairment charge related to a non-strategic pipeline terminal that may be sold in the future.
Diluted net income per limited partner unit was 64 cents in second quarter 2014 and 68 cents in second quarter 2013. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 70 cents for second quarter 2014 was lower than the 72-cent guidance provided by management in May 2014 primarily due to the 4-cent unfavorable impact of the non-cash impairment charge. Otherwise, the partnership’s assets generated better financial results than expected due to continued strong demand for refined products transportation and higher crude oil shipments during the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to $195.8 million for second quarter 2014, an increase of $27.6 million or 16% higher than the second-quarter 2013 DCF of $168.2 million.
“Magellan has generated strong financial results so far this year with solid demand for our fee-based transportation and terminal services in our refined products, crude oil and marine storage businesses and an attractive environment for our commodity-related activities,” said Michael Mears, chief executive officer. “We remain on track to produce record annual financial results in 2014, increasing distributable cash flow guidance again this quarter, while making significant progress on construction projects designed to fuel Magellan’s future growth.”
An analysis by segment comparing second quarter 2014 to second quarter 2013 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined operating margin was $162.7 million, a decrease of $15.1 million primarily related to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions. Transportation and terminals revenue increased $30.1 million between periods due to higher shipment volumes, driven by increased demand for gasoline and distillates in the markets served by the partnership, and additional fees for ancillary services, such as storage, additives and terminaling. Revenues also benefited from higher average tariffs, resulting from the mid-2013 tariff increase, and operating results from a New Mexico pipeline system acquired in July 2013 and a Rocky Mountain pipeline system acquired in Nov. 2013.
Operating expenses increased $30.8 million between periods primarily due to operating costs related to the recently-acquired New Mexico and Rocky Mountain pipeline systems, a favorable adjustment in second quarter 2013 to reverse an accrual for potential air emission fees as well as less favorable product overages (which reduce operating expenses) during the current period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $14.3 million between periods resulting from a $19.3 million unfavorable variance associated with the timing of MTM adjustments for NYMEX positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to improved profitability of the partnership’s butane blending activities as a result of higher sales volumes in the current period.
Crude oil. Crude operating margin was $73.5 million, an increase of $33.0 million. Transportation and terminals revenue increased $38.4 million primarily due to increased crude oil shipments on the Longhorn pipeline. From its mid-April 2013 start-up, Longhorn pipeline shipments averaged approximately 90,000 barrels per day (bpd) during second quarter 2013 compared to approximately 250,000 bpd during second quarter 2014. Operating expenses increased between periods as power costs associated with higher volumes and additional personnel and integrity spending were partially offset by more favorable product overages (which reduce operating expenses).
Marine storage. Marine operating margin was $27.4 million, a decrease of $5.5 million primarily related to a favorable expense adjustment in the 2013 period. Revenue increased between periods primarily due to higher average storage rates and fees for additional customer activity. Expenses increased due to reversal of an accrual in second quarter 2013 for potential air emission fees as well as higher asset integrity costs in the current period.
Other items. Depreciation, amortization and impairments increased due to recent expansion capital expenditures and the impairment charge for a pipeline terminal the partnership may sell in the future, and higher G&A expenses reflect the partnership’s increasing unit price that impacts equity-based incentive compensation and deferred board of director expense. Net interest expense increased primarily due to additional borrowings to fund capital spending. As of June 30, 2014, the partnership had $2.9 billion of debt outstanding, including $221.0 million outstanding under its new commercial paper program that was used to refinance the partnership’s June 2014 note maturity.

Expansion capital projects
Magellan continues to assess additional opportunities to grow the business and is making significant progress on its current slate of expansion projects.
The BridgeTex pipeline is in the final stages of construction. Tank construction at the Colorado City, Texas origin point is complete, and pipeline linefill activities are underway on portions of the pipeline. Pipeline shipments are expected to begin in Sept. to deliver up to 300,000 barrels per day of crude oil from the Permian Basin to the Houston area.
Progress continues on permitting and contractor selection for the partnership’s condensate splitter in Corpus Christi, Texas, which is expected to be operational during the second half of 2016.
Right-of-way and permitting work are underway for the partnership’s Little Rock pipeline project, which is expected to be operational in early 2016.

Further, the partnership has announced plans to reactivate an idle 135-mile segment of pipeline in southern Oklahoma to deliver crude oil and condensate from Healdton to Cushing beginning in the third quarter of 2015.
Based on the progress of expansion projects already underway, including the reactivated pipeline and a number of new smaller projects, the partnership currently plans to spend approximately $775 million in 2014 with additional spending of $350 million in 2015 and $75 million in 2016 to complete its current slate of construction projects. The partnership now estimates that its share of spending for the BridgeTex pipeline will be approximately $625 million.
In addition, Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as possible acquisitions, both of which have been excluded from the partnership’s spending estimates.

Financial guidance for 2014
Based on solid financial results to date and outlook for the remainder of the year, management is raising its 2014 DCF guidance by $30 million to $840 million and remains committed to its goal of increasing annual cash distributions by 20% for 2014 and 15% for 2015.
For DCF purposes, operating results of the BridgeTex pipeline will not impact 2014, with the initial DCF benefit expected to occur in 2015 due to the timing of the pipeline’s start-up and cash distribution payments from the joint venture to Magellan, which will be paid in arrears on a quarterly basis.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.30 for 2014, with third-quarter guidance of 62 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management regarding second-quarter results and outlook for the remainder of 2014 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 401-4669 and provide code 3902777. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 11. To access the replay, dial (888) 203-1112 and provide code 3902777. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 90 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
Transportation and terminals revenue	$282,462	$353,568	$509,733	$671,205
Product sales revenue	157,922	137,657	359,633	433,720
Affiliate management fee revenue	3,528	5,221	6,967	10,127
Total revenue	443,912	496,446	876,333	1,115,052
Costs and expenses:
Operating	77,415	124,874	142,596	198,371
Cost of product sales	115,328	109,103	275,726	307,143
Depreciation, amortization and impairments	34,186	46,897	70,518	84,408
General and administrative	33,262	39,309	63,318	74,244
Total costs and expenses	260,191	320,183	552,158	664,166
Earnings of non-controlled entities	736	1,955	2,787	2,421
Operating profit	184,457	178,218	326,962	453,307
Interest expense	31,720	37,265	63,443	73,681
Interest income	(13)	(406)	(35)	(797)
Interest capitalized	(3,243)	(6,843)	(6,694)	(12,153)
Debt placement fee amortization expense	540	602	1,080	1,201
Income before provision for income taxes	155,453	147,600	269,168	391,375
Provision for income taxes	1,813	1,340	2,561	2,561
Net income	$153,640	$146,260	$266,607	$388,814

Basic and diluted net income per limited partner unit	$0.68	$0.64	$1.18	$1.71

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,864	227,288	226,785	227,215

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
Refined products:
Transportation revenue per barrel shipped	$1.366	$1.409	$1.256	$1.384
Volume shipped (million barrels):
Gasoline	59.1	63.7	112.7	123.5
Distillates	35.5	40.5	69.3	78.0
Aviation fuel	5.0	6.1	9.5	11.1
Liquefied petroleum gases	2.2	3.7	3.3	5.2
Total volume shipped	101.8	114.0	194.8	217.8

Crude oil:
Transportation revenue per barrel shipped	$0.771	$1.243	$0.605	$1.182
Volume shipped (million barrels)	28.1	46.9	44.0	88.7
Crude oil terminal average utilization (million barrels per month)	12.6	12.3	12.5	12.2

Marine storage:
Marine terminal average utilization (million barrels per month)	22.8	22.7	22.7	22.7

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
Refined products:
Transportation and terminals revenue	$202,397	$232,489	$367,756	$442,725
Less: Operating expenses	66,456	97,302	112,737	148,459
Transportation and terminals margin	135,941	135,187	255,019	294,266

Product sales revenue	156,321	136,334	355,736	430,044
Less: Cost of product sales	114,460	108,817	272,758	306,573
Product margin	41,861	27,517	82,978	123,471
Operating margin	$177,802	$162,704	$337,997	$417,737

Crude oil:
Transportation and terminals revenue	$41,158	$79,556	$64,386	$147,459
Affiliate management fee revenue	3,239	4,902	6,398	9,497
Earnings of non-controlled entities	110	888	1,485	708
Less: Operating expenses	4,027	11,867	9,134	20,925
Transportation and terminals margin	40,480	73,479	63,135	136,739
Operating margin	$40,480	$73,479	$63,135	$136,739

Marine storage:
Transportation and terminals revenue	$38,907	$41,523	$77,591	$81,021
Affiliate management fee revenue	289	319	569	630
Earnings of non-controlled entities	626	1,067	1,302	1,713
Less: Operating expenses	7,694	16,544	22,247	30,630
Transportation and terminals margin	32,128	26,365	57,215	52,734

Product sales revenue	1,601	1,323	3,897	3,676
Less: Cost of product sales	868	286	2,968	570
Product margin	733	1,037	929	3,106
Operating margin	$32,861	$27,402	$58,144	$55,840

Segment operating margin	$251,143	$263,585	$459,276	$610,316
Add: Allocated corporate depreciation costs	762	839	1,522	1,643
Total operating margin	251,905	264,424	460,798	611,959
Less:
Depreciation, amortization and impairments	34,186	46,897	70,518	84,408
General and administrative expense	33,262	39,309	63,318	74,244
Total operating profit	$184,457	$178,218	$326,962	$453,307

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2014
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$146,260	$0.64
Unrealized derivative losses associated with future physical product transactions	13,597	0.06
Excluding commodity-related adjustments*	$159,857	$0.70

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	227,288

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2014
	2013	2014	2013	2014	Guidance

Net income	$153,640	$146,260	$266,607	$388,814	$749,000
Interest expense, net, and provision for income taxes	30,277	31,356	59,275	63,292	127,000
Depreciation, amortization and impairments (1)	34,726	47,499	71,598	85,609	162,000
Equity-based incentive compensation (2)	5,425	7,665	(1,978)	(2,060)	8,000
Asset retirements	507	2,105	2,298	3,310	7,000
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (3)	(8,096)	13,597	(6,860)	14,371
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	(1,556)	(1,931)	(5,726)	(8,086)
Lower-of-cost-or-market adjustments	2,057	—	57	—
Total commodity-related adjustments	(7,595)	11,666	(12,529)	6,285	(5,000)
Other	362	1,438	(917)	1,834	(4,000)
Adjusted EBITDA	217,342	247,989	384,354	547,084	1,044,000

Interest expense, net, and provision for income taxes	(30,277)	(31,356)	(59,275)	(63,292)	(127,000)
Maintenance capital(5)	(18,878)	(20,787)	(32,986)	(34,764)	(77,000)
Distributable cash flow	$168,187	$195,846	$292,093	$449,028	$840,000

Distributable cash flow per limited partner unit paid distributions related to this period	$0.74	$0.86	$1.29	$1.98	$3.70

Weighted average number of limited partner units paid distributions related to this period	226,679	227,068	226,679	227,068	227,068

(1) Depreciation, amortization and impairments includes debt placement fee amortization. The 2014 amounts include a $9.4 million impairment of a certain terminal and related assets.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2013 and 2014 was $10.3 million and $12.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2013 and 2014 of $12.3 million and $14.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

 (5) Maintenance capital expenditure projects are not undertaken primarily to generate incremental distributable cash flow (i.e. incremental returns to the partnership's unitholders), while expansion capital projects are undertaken primarily to generate incremental distributable cash flow. For this reason, the partnership deducts maintenance capital expenditures to determine distributable cash flow.